UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CRAFT BREW ALLIANCE, INC.
(Name of Registrant as Specified In Its Charter)

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CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 1:00 p.m. Pacific Daylight Time on Wednesday, May 20, 2015

TO THE HOLDERS OF COMMON STOCK
OF CRAFT BREW ALLIANCE, INC.:

The Annual Meeting of Shareholders of Craft Brew Alliance, Inc., a Washington corporation, will be held on Wednesday, May 20, 2015, at 1:00 p.m. Pacific Daylight Time, in the Portland, Oregon Widmer Brothers Banquet Room located at 947 North Russell Street, Portland, Oregon 97227, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to serve until the 2016 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015;

3.	To conduct a non-binding advisory vote to approve named executive officer compensation;

4.	To approve the performance goals under our Annual Cash Incentive Plan; and

5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Craft Brew Alliance, Inc. has fixed the close of business on March 20, 2015 as the record date for the meeting. Only shareholders of record of our common stock on March 20, 2015 are entitled to notice of and to vote at the meeting. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Shareholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By order of the Board of Directors,

/s/ Kurt R. Widmer
Kurt R. Widmer
Chairman of the Board

Portland, Oregon
April 16, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 20, 2015:
The Proxy Statement for the 2015 Annual Meeting of Shareholders and 2014 Annual Report to shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=95666&p=irol-proxy

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED OR FOLLOW THE INSTRUCTIONS FOR ELECTRONIC VOTING ON THE CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227
PROXY STATEMENT
FOR 2015 ANNUAL MEETING OF SHAREHOLDERS
to be held on May 20, 2015 at 1:00 p.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors for use at the annual meeting of shareholders to be held on May 20, 2015, and any postponements or adjournments thereof.

On or about April 16, 2015, this proxy statement and the accompanying form of proxy are being mailed to each shareholder of record at the close of business on March 20, 2015.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?
You will be voting on:

•	the election of eight directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;
•	a proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
•	a non-binding advisory vote to approve our named executive officer compensation;
•	a proposal to approve the performance goals under our Annual Cash Incentive Plan; and
•	any other business that may properly come before the meeting.

Who is entitled to vote?
Holders of our common stock of record as of the close of business on March 20, 2015, the record date, may vote at the meeting. As of the record date, we had 19,115,396 shares of common stock outstanding. In deciding all matters at the meeting other than the election of directors, each shareholder will be entitled to one vote for each share of common stock held on the record date. For the election of directors, cumulative voting applies, so the number of votes each shareholder will have will be equal to the number of shares held on the record date multiplied by eight, the number of directors that are nominated. Each shareholder may cast all such votes for a single nominee, distribute them among the eight nominees for director equally, or distribute them among the eight nominees in any other way the shareholder deems fit. If a shareholder voting by proxy wishes to distribute votes among the nominees for director, the shareholder may do so on the enclosed proxy card in the space provided. If votes are not distributed on the proxy card, the persons named as proxies will use their discretion to distribute such votes FOR each of the eight individuals nominated to serve as director.

Where is the 2015 Annual Meeting of Shareholders being held?
The 2015 Annual Meeting of Shareholders will be held at the Portland, Oregon Widmer Brothers Banquet Room, located at 947 North Russell Street, Portland, Oregon 97227 at 1:00 p.m. Pacific Daylight Time, on May 20, 2015.

What is the effect of giving a proxy?
Proxies in the form enclosed are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the Board will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

•	FOR the election as directors of the nominees listed below under Proposal No. 1;
•	FOR the proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015;
•	FOR approval on an advisory basis of our named executive officer compensation as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement; and
•	FOR the proposal to approve the performance goals under our Annual Cash Incentive Plan.

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?
You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;
•	voting in person at the meeting; or
•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting alone will not revoke your proxy.

What is a quorum?
A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Washington state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Similarly, a broker may not be permitted to vote shares (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the shares. The shares subject to a valid proxy which are not being voted on a particular matter will nevertheless count for purposes of determining the presence of a quorum.

How may I vote?
You may vote your shares by mail or follow the instructions for electronic voting on the proxy card. If mailing, please date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. See page 3 for an explanation of how to vote shares held in street name.

How many votes are needed for approval of each matter?

•	Proposal No. 1: The election of directors is subject to a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of marking the proxy to withhold votes or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. See “Who is entitled to vote?” above for an explanation of cumulative voting in the election of directors.

•	Proposal No. 2: The ratification of the appointment of Moss Adams LLP must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

•	Proposal No. 3: The proposal to approve, on a non-binding advisory basis, the compensation paid to our named executive officers during 2014 must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of the proposal. Because the shareholder vote is advisory only, it will not be binding on us or on our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•	Proposal No. 4: The proposal to approve the performance goals under our Annual Cash Incentive Plan must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries generally will have discretion to vote their customers’ shares on the proposal to ratify the appointment of Moss Adams LLP, but they will not have discretion to vote on proposals 1, 3 and 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 3, 2015, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined at “Compensation Discussion and Analysis – Base Salary”) and (d) by all of our current executive officers and directors as a group.

Unless otherwise indicated, the address for each person and entity listed is Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. Except as indicated in the footnotes below, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Except where noted, the percentage of beneficial ownership is based on 19,127,999 shares of common stock outstanding as of April 3, 2015.

Shareholder	Number of Shares(1)	Percent of Shares Outstanding
Anheuser-Busch Companies, LLC One Busch Place St. Louis, Missouri 63118	6,069,047	31.7%

W. Cameron Healy, Trustee of the Healy Family Trust(2) 14075 Old Germantown Road Portland, Oregon 97231	1,401,860	7.3%

Kurt R. and Ann G. Widmer(3)	1,312,231	6.9%

Dimensional Fund Advisors(4) 6300 Bee Cave Road Austin, Texas 78746	1,016,586	5.3%

Robert P. and Barbara B. Widmer(3)	910,000	4.8%

Timothy P. Boyle(5)	472,751	2.5%
John D. Rogers, Jr.	33,531	*
Kevin R. Kelly	28,475	*
Andrew J. Thomas	26,755	*
David R. Lord	23,977	*
Mark D. Moreland	19,433	*
Marc J. Cramer	13,291	*
John W. Glick	10,976	*
Thomas D. Larson	9,397	*
J. Scott Mennen	4,793	*
Kenneth C. Kunze	2,436	*
Randall S. Jozwiakowski	-	-

All current executive officers and directors as a group (12 persons)	1,938,613	10.1%

*Less than 1%

(1)	Includes shares of common stock subject to options currently exercisable or exercisable within 60 days of April 3, 2015 as follows:

Andrew J. Thomas	19,177
Mark D. Moreland	19,433
John W. Glick	7,369
J. Scott Mennen	3,793
Kenneth C. Kunze	2,436
All current executive officers and directors as a group	32,775

(2)	The Healy Family Trust, of which W. Cameron Healy is trustee and sole beneficiary, acquired shares of common stock in exchange for Kona Brewing Co., Inc. (“KBC”) shares in the merger with KBC (the “KBC Merger”) in October 2010.
(3)	Kurt R. Widmer and Robert P. Widmer are brothers. Kurt Widmer is our Chairman of the Board and Robert Widmer is Vice President of Corporate Quality Assurance and Industry Relations. Each of Kurt and Robert Widmer shares voting and investment power over the shares of common stock with his spouse named above. Also, of Kurt Widmer’s shares, 10,817 are held by his spouse.
(4)	The information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the SEC on February 5, 2015. Dimensional has sole voting power with respect to 1,005,139 shares and sole dispositive power with respect to all 1,016,586 shares.
(5)	Includes 1,818 shares held by Mr. Boyle’s child.

PLEDGING AND HEDGING TRANSACTION POLICY

In March 2013, the Nominating and Governance Committee approved the adoption of a policy prohibiting the pledging of shares of our common stock by executive officers and directors as security for borrowings, including margin loans. The policy also prohibits executive officers and directors from engaging in hedging transactions in our common stock, including such financial instruments as prepaid variable forwards, equity swaps, collars, exchange funds, puts and calls, and other derivative securities that are designed to hedge or offset a decrease in market value of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Based solely on our review of the copies of such reports received by us and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that, with respect to our fiscal year ended December 31, 2014, all filing requirements applicable to our officers and directors, and all of the persons known to us to own more than 10% of our common stock, were complied with by such persons on a timely basis, other than John Rogers, who filed one late Form 4 report with respect to sale transactions on four sequential days, and Scott Mennen, who filed one late Form 4 report with respect to one purchase transaction.

BOARD OF DIRECTORS

Our business is managed under the direction of the Board of Directors (the “Board”), which currently consists of the following eight directors: Kurt R. Widmer (Chairman), Timothy P. Boyle, Marc J. Cramer, Randall S. Jozwiakowski, Kevin R. Kelly, Thomas D. Larson, David R. Lord and John D. Rogers, Jr.

The full Board met five times during 2014. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he was a member during 2014. Directors are encouraged to attend the Annual Meeting of Shareholders. At the 2014 Annual Meeting, all eight of the incumbent directors were in attendance.

Director Independence

Our common stock is listed on The Nasdaq Stock Market ("Nasdaq") and, accordingly, we are subject to the requirement in Nasdaq Listing Rule 5605(b)(1) that a majority of our directors be independent as defined in Listing Rule 5605(a)(2). Current nominees Messrs. Boyle, Cramer, Kelly, Lord and Rogers are non-employee directors, do not have any relationship that would disqualify them as independent directors under Listing Rule 5605(a)(2) and, in the opinion of the Board, do not have any other relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Therefore, the Board believes that Messrs. Boyle, Cramer, Kelly, Lord and Rogers are “independent directors” as defined in Listing Rule 5605(a)(2). Messrs. Jozwiakowski and Larson, who are also non-employee directors, are employees of Anheuser-Busch, LLC (“A-B”) and are A-B's designees to the Board pursuant to an agreement between A-B and us that precludes them from meeting the definition of “independent director” in Listing Rule 5605(a)(2). Mr. Widmer, as an employee director, does not meet the definition of “independent director” in Listing Rule 5605(a)(2). All independent directors meet in executive session, at which only independent directors are present, at least twice a year, in conjunction with regularly scheduled Board meetings.

Nominees for Director

The Board believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive level experience, a significant background in the beer industry, or both. The Board values highly the ability of individual directors to contribute to a constructive governance environment and believes that the current Board members, collectively, perform in such a manner. The following eight individuals have been nominated for election at the meeting. Each of the nominees currently serves as a director. Set forth below is a more detailed description of each nominee’s age, background, professional experience, qualifications and skills.

Timothy P. Boyle (65)
Mr. Boyle has served as a director since our merger effective July 1, 2008 with Widmer Brothers Brewing Company (“WBBC”). He served as a director of WBBC from May 1999 until July 1, 2008. Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon, and listed on Nasdaq. He began working with Columbia Sportswear Company in 1970. Mr. Boyle serves as a director on the boards of Columbia Sportswear Company and Northwest Natural Gas Company, and director emeritus on the board of The Freshwater Trust. He is a member of the Public Affairs and Environmental Policy Committee of Northwest Natural Gas Company. Mr. Boyle is a trustee of Reed College and the Youth Outdoor Legacy Fund and a past member of the Young Presidents’ Organization and the University of Oregon Foundation.

Individual Experience: Mr. Boyle has a breadth of experience as a public company director and an entrepreneurial background in leading and growing a small business into one of the largest outerwear companies in the world, including leading that company through a public offering. Mr. Boyle possesses expertise in designing strategic initiatives and brand development, maintaining organizational culture during periods of significant growth, and developing and managing sound operating systems.

Marc J. Cramer (57)
Mr. Cramer has served as a director since December 2010. Since 2007, he has served as the Finance Director of the Bill Healy Foundation (“Foundation”), a private charitable foundation, and Cedar Holdings LLC, a private investment company. Prior to 2007, he was employed by Kettle Foods Holdings Inc., a privately held, all-natural food manufacturer, serving in the roles of Global Financial Director, Assistant Secretary and Treasurer beginning in 2004, and, from 1999 to 2004, as President, North American Operations of Kettle Foods, Inc. Mr. Cramer has been a director of Sequential Pacific Biodiesel, Inc., and Scott Paul Wines since 2008, and Pioneer Newspapers, Inc., since January 2013; he previously served on the boards of Kona Brewing Co., Inc. from 2007 to October 2010 and Kettle Foods, Inc. from 2004 to 2006.

Individual Experience: Trained as a certified public accountant, Mr. Cramer has spent a significant portion of his career creating and executing strategies around global brand building and operational and organizational development. He is an experienced finance professional with expertise regarding the application and integration of financial and operational issues commonly faced by mid-market and smaller entrepreneurial organizations.

Randall S. Jozwiakowski (46)
Mr. Jozwiakowski has served as a director since January 2015. Since 2010, Mr. Jozwiakowski has served as A-B's Vice President of Wholesaler Development where he leads merger and acquisition activity and strategy development for A-B's wholesaler system. Mr. Jozwiakowski was Vice President of Finance and Operations of the Wholesale Operations Division of A-B, which division manages A-B's company-owned wholesalers, from 2005 to 2010. Mr. Jozwiakowski previously worked in A-B’s Corporate Planning and Development department and the Wholesaler System Development department. Prior to his time at A-B, Mr. Jozwiakowski worked at Boeing from 1991 to 1999 in a number of finance and planning roles. Mr. Jozwiakowski received his undergraduate degree in Economics and Business Administration from Westminster College and an MBA from St. Louis University.

Individual Experience: Mr. Jozwiakowski has 15 years of experience in the beer industry. He has extensive experience in mergers and acquisitions, wholesaler and corporate strategy, and financial analysis. Mr. Jozwiakowski has been designated by A-B to serve on our Board.

Kevin R. Kelly (65)
Mr. Kelly has served as a director since the merger with WBBC and also served as a director of WBBC from September 1995 until July 1, 2008. In September 2011, Mr. Kelly sold First Call Heating and Cooling, an oil sales and heating/cooling contractor, where he had been Chief Executive Officer and owner since 1994. Prior to that, he was President of U.S. Bancorp, and held various roles with U.S. Bancorp and its subsidiaries from 1977, including Chief Executive Officer and President of U.S. Bank of Oregon. Mr. Kelly serves on the board of the Sisters of Providence Pension Trustees. He earned a Ph.D. and a Masters Degree in Economics from the University of Oregon.

Individual Experience: Mr. Kelly’s lengthy banking career and lending expertise has provided him with an in-depth understanding of financial analysis and financial statements. Mr. Kelly possesses substantial background in deal and transactional analysis and organization culture after leading numerous merger and acquisition activities. As a former executive in a major lending institution, he has significant professional and political contacts in Oregon and Washington.

Thomas D. Larson (55)
Mr. Larson has served as a director since July 2011. Since December 2008, Mr. Larson has served as Senior Associate General Counsel for A-B, where he is the supervisor for all transactional, litigation, labor, environmental, employee relations and benefits lawyers in A-B’s United States operations. He has been the lead internal counsel for all of the transactions between A-B and us since 1994. Mr. Larson joined A-B in 1993 as an Associate General Counsel. Prior to joining A-B in 1993, Mr. Larson was in private practice in Cleveland, Ohio.

Individual Experience: Mr. Larson has an extensive legal background and expertise. Having served as A‑B’s counsel for all transactions with us, he brings historical knowledge of our relationship with A-B. Mr. Larson has been designated by A-B to serve on our Board.

David R. Lord (66)
Mr. Lord has served as a director since May 2003. In January 2009, Mr. Lord retired from the position of President of Pioneer Newspapers, Inc., a position he had held for 18 years. He served as Vice Chairman from 2009 until December 2012; he continues to be a director. Pioneer Newspapers owns eight daily newspapers and nine weekly, semi-weekly and monthly publications in the western United States. Prior to joining Pioneer Newspapers, Mr. Lord practiced law, both in private practice and as a criminal deputy prosecuting attorney. Mr. Lord is past president and currently serves as a director of the PAGE Cooperative, a not-for-profit, member-owned cooperative buying association in the newspaper industry. He is currently a member of the Board of Directors of Wick Communications, an Arizona media company, and serves as Chairman of its Compensation Committee. He is also a past president and chairman of the Inland Press Association and a former member of the Board of Directors of the Associated Press, where he was chairman of the Compensation Committee.

Individual Experience: Mr. Lord has a broad operating and strategic planning background, with knowledge of the issues facing small to mid-sized companies spread over a large geographic area. He also possesses sound legal judgment and knowledge and provides strong counsel in contract negotiations, employment practices and human resources issues.

John D. Rogers, Jr. (71)
Mr. Rogers has served as a director since May 2004. Beginning in December 2010, Mr. Rogers has served as Director of Consumer Sales of Lile International Corporation, agent for North American Van Lines. He previously held the position of Managing Partner of J4 Ranch LLC, an organic berry grower. Prior to joining J4 Ranch LLC, he served as President, Chief Executive Officer and director of Door to Door Storage, Inc., from June 2004 to June 2007. Mr. Rogers has also served in leadership roles at several manufacturing enterprises, including President and Chief Operating Officer at AWC, Inc., General Manager at British Steel Alloys, and President and Chief Executive Officer of Saab Systems Inc., NA. Mr. Rogers currently serves as a board member of the C. M. Russell Museum. Mr. Rogers was appointed a Sloan Fellow at Massachusetts Institute of Technology, and graduated with a Masters of Science in Business Administration. He also earned an MBA from Southern Methodist University.

Individual Experience: Mr. Rogers contributes a depth of experience in strategic planning and analysis and component and enterprise valuation. He also has a sound interpersonal and organizational behavioral skill set, including an appreciation for a variety of operating configurations for organizations of various sizes and complexities. Mr. Rogers also brings an extensive marketing and sales background, as well as knowledge of financial modeling and pro forma analysis.

Kurt R. Widmer (63)
Mr. Widmer has served as the Chairman of the Board and director since the merger with WBBC. Prior to that, Mr. Widmer served as President, Chief Executive Officer and Chairman of the Board of WBBC from 1984 until July 1, 2008. Mr. Widmer co-founded WBBC with his brother, Robert P. Widmer. He is a member of the board of directors and past president of the Oregon Brewers Guild.

Individual Experience: Mr. Widmer has spent nearly his entire career developing a small craft brewery into an industry leader. He holds strong relationships with other craft pioneers, as well as new craft brewers. Mr. Widmer also possesses solid connections within the state and local political arenas in Oregon and Washington and with leaders in the craft beer industry.

Criteria for Director Nominees

The specific, minimum qualifications that the Nominating and Governance Committee believes must be met by a nominee for a position on our Board are:

•	the highest ethical character;
•	the ability to read and understand financial statements;
•	attained 21 years of age;
•	no material conflict, whether personal, financial or otherwise, associated with being on the Board;
•	satisfaction of the requirements for regulatory approval; and
•	adequate time to devote to Board activities.

The specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of our directors to possess are:

•	the ability to offer advice and guidance to our Chief Executive Officer based on relevant expertise and experience;
•	attributes of independence or financial expertise as required by the Nasdaq Listing Rules and Securities and Exchange Commission (“SEC”) regulations;
•	skills, experience and background complementary to those of other directors; and
•	the ability to maintain a constructive working relationship with other directors.

Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that, whenever feasible, the Board should be a diverse body, and the Nominating and Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Governance Committee may take into account the benefits of diverse viewpoints. The Nominating and Governance Committee also considers these and other factors as it oversees the annual Board and committee evaluations.

We have adopted a policy requiring that directors retire from the Board effective at the Annual Meeting of Shareholders after turning age 73.

Shareholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider candidates for director recommended by any of our shareholders and will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should follow the procedures set forth in our Amended and Restated Bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The Nominating and Governance Committee has discretion to decide which individuals to recommend for nomination as directors. Shareholders should submit any recommendations for director nominees at our 2016 annual meeting to us by December 18, 2015 (120 days prior to the anniversary of mailing this proxy statement).

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Article II, Section 2.3.2 of our Amended and Restated Bylaws. Any eligible shareholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by shareholders. Any nomination should be sent in writing to the Secretary, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, OR 97227. Notice must be received by us no later than December 18, 2015.

Committees of the Board

The Board has standing Audit, Compensation, Nominating and Governance, and Strategic Planning Committees. Each of our committees is responsible to the full Board and its activities are therefore subject to Board approval. Pursuant to an exchange and recapitalization agreement between us and A-B, A-B has the right to designate two members of our Board of Directors. A-B also generally has the right to have a designee on each committee of the Board of Directors, except where prohibited by law or stock exchange requirements, or with respect to a committee formed to review or determine transactions or proposed transactions between A-B and us. The activities of each of our standing Board committees are summarized in more detail below.

Audit Committee
The Audit Committee is responsible for the engagement of and approval of the services provided by our independent registered public accounting firm. The Audit Committee assists our Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other pertinent financial information provided by us to the public and the SEC, (ii) our system of internal control established by management and the Board, and (iii) our auditing, accounting and financial reporting processes generally.

The Audit Committee is currently composed of Messrs. Kelly (Chair), Cramer, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and (c)(2). The Board has also determined that Mr. Kelly, an independent director, qualifies as an “audit committee financial expert” as defined by the SEC. Mr. Larson, as A-B’s designee, currently observes meetings of the Audit Committee. The Audit Committee met four times during 2014. The Board has adopted a written charter for the Audit Committee, which is reviewed annually and revised as appropriate. A copy of the Audit Committee Charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Compensation Committee
The Compensation Committee is responsible for establishing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior executives; evaluating the performance of the Chief Executive Officer and other senior executives in light of those goals and objectives; developing and overseeing the overall compensation policies applicable to our Chief Executive Officer and other senior executives; and annually reviewing and making recommendations to the Board with respect to director compensation and benefits. The Compensation Committee is also responsible for establishing general policies applicable to the granting, vesting and other terms of stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights and other stock-based awards granted to employees, directors, and consultants under our stock incentive plans, and for determining the number and terms of such grants.

The current members of the Compensation Committee, who served throughout 2014, are Messrs. Lord (Chair), Boyle, Cramer, Kelly and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and 5605(d)(2)(A). During 2014, E. Donald Johnson, Jr., who was A-B’s designee until December 31, 2014, observed meetings of the Compensation Committee. The Compensation Committee met five times during 2014. The Board has adopted a written charter for the Compensation Committee, which is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain the services of outside consultants to provide advice regarding our executive compensation program and other compensation matters for which the Compensation Committee is responsible. The Compensation Committee also has sole authority to terminate its relationship with any consultants and to approve their fees and other terms of their engagement. Beginning in October 2014, the Compensation Committee engaged Hay Group, a global compensation consulting firm, to provide advice upon request regarding compensation issues. Among the factors considered by the Committee in retaining Hay Group were its practice of analyzing each executive or other management position by function and responsibilities rather than by title, in part through conducting interviews with each individual, as well as its compilation of compensation survey data separately for companies in the beer, wine and spirits industry. The fees paid to Hay Group during 2014 for such services totaled approximately $35,000. No other compensation consultant provided services to the Compensation Committee during 2014. Additional information regarding the Compensation Committee’s interactions with Hay Group appears below under the heading “Compensation Discussion and Analysis.”

The Compensation Committee receives and considers the recommendations of our Chief Executive Officer regarding compensation of other senior executives. Our Chief Executive Officer, our Chief Financial Officer, and our Chairman of the Board attend meetings of the Compensation Committee when invited. Our Chief Executive Officer reports to the Compensation Committee regarding the level of achievement of individual performance goals by other senior executives tied to their annual cash incentive target bonuses. Executive officers and the Chairman are excused during the Compensation Committee's deliberations regarding their compensation.

The Compensation Committee received input from our CEO and Chairman regarding various elements of our compensation program in 2014, including base salary levels for senior executives, target annual cash incentive bonus amounts, the allocation among corporate performance goals for the target bonuses, identification and calculation of achievement of the corporate performance goals, establishment of individual performance goals for the Chairman and senior executives, and establishment of corporate performance goals for the long-term performance share grants made to senior executives.

Under its Charter, the Compensation Committee is permitted to delegate any of its responsibilities to one or more subcommittees composed entirely of independent directors. In addition, the Compensation Committee may choose to delegate its authority under our stock incentive plans to our CEO with respect to grants of stock-based awards to employees who are not subject to the reporting requirements of Section 16 of the Exchange Act.

In reviewing our compensation policies and practices, the Compensation Committee has considered whether our compensation program, in particular our performance-based awards, encourage participants to take risks that are reasonably likely to have a material adverse effect on us, and has concluded that such a result is unlikely.

Nominating and Governance Committee
The Nominating and Governance Committee reviews the structure of the Board, its committee structure and overall size; recommends to the Board nominees for vacant Board positions; reviews and reports to the Board on the nominees to be included in the slate of directors, including evaluating any individuals suggested by shareholders, for election at the Annual Meeting of Shareholders; recommends directors to serve on each Board committee; oversees the development of a plan for CEO succession; and oversees the evaluation of the Board and its committees.

The Nominating and Governance Committee is currently composed of Messrs. Boyle (Chair), Cramer, Kelly, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). During 2014, Mr. Johnson, as A-B’s designee, observed meetings of the Nominating and Governance Committee. The Nominating and Governance Committee met three times in 2014. The Board has adopted a written charter for the Nominating and Governance Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Strategic Planning Committee
The Strategic Planning Committee is responsible for advising management in the development of strategic plans; reviewing proposed capital and other significant expenditures proposed by management for consistency with our long-term business objectives; and reviewing and recommending to the Board management proposals related to expansion, capital investment, acquisitions, partnerships, joint ventures or alliances, dispositions of capital assets, adequacy of the existing capital structure and similar issues.

The Strategic Planning Committee is currently composed of Messrs. Rogers (Chair), Boyle, Cramer, Kelly and Lord, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Larson, as A-B’s designee, is also a member of the Strategic Planning Committee. The Strategic Planning Committee met one time in 2014. The Board has adopted a written charter for the Strategic Planning Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Risk Management

We have designed and implemented processes to manage risk in our operations. The Board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The Board executes its oversight role directly and also through its various committees. The Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks facing us, including the key controls we rely on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants and contract terms, and risk arising out of related party transactions. The Nominating and Governance Committee also assists in risk management by overseeing our compliance with legal and regulatory requirements and risks relating to our governance structure. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions. The Board believes that its current leadership structure has not been influenced by the manner in which it oversees risk management.

Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are filled by two different people. Kurt Widmer serves as Board Chairman, while Andrew Thomas serves as Chief Executive Officer. Although the Board has chosen to separate the positions of Chief Executive Officer and Chairman of the Board, Mr. Widmer, as an employee, is not independent. The Board believes that Mr. Widmer is the appropriate leader of the Board due to his history as a pioneer and innovator within the craft brewing industry and his strategic experience as the co-founder of Widmer Brothers Brewing Company. Separating the Chairman and Chief Executive Officer positions provides multiple perspectives and ideas at Board meetings, expands the skill set available to address the variety of risks and challenges we may encounter, and improves communication between management and the Board by giving the Chief Executive Officer a single initial source for Board-level communication and input on significant decisions. By meeting in executive sessions on a regular basis, the five independent directors have the opportunity to identify and evaluate issues facing us, engaging in a frank and candid dialogue without management being present. For this reason, it is the Nominating and Governance Committee’s view that there is no need for an independent lead director at this time. The Nominating and Governance Committee reevaluates the efficacy of the Board’s leadership structure at least annually.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board, the non-management directors, or with an individual Board member may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: c/o Audit Committee Chair, Craft Brew Alliance, Inc., 929 N. Russell St., Portland, Oregon 97227. The envelope should indicate that it contains a shareholder communication. All such shareholder communications will be forwarded to the director or directors to whom the communications are addressed.

DIRECTOR COMPENSATION

In November 2013, the Compensation Committee reviewed an internal analysis of non-employee director compensation based on 2012-2013 surveys published by Frederic W. Cook & Co., Inc., and the National Association of Corporate Directors. The analysis was based on data for a total of 337 companies in the manufacturing and food & beverage industries with revenues from $50 million to $500 million. The analysis showed that we lagged, by a substantial amount, the average total non-employee director compensation for the survey group. Therefore, the Compensation Committee approved a $10,000 increase in compensation for non-employee directors for 2014, split equally between the annual cash retainer and annual stock grant, with similar increases contemplated for 2015 and 2016. In November 2014, the Compensation Committee agreed to maintain the previously approved schedule of increases. Accordingly, each non-employee director will receive an annual grant of shares of our common stock with a fair value of $35,000 upon election at the 2015 Annual Meeting of Shareholders. Each non-employee director will also receive an annual cash retainer of $30,000, paid quarterly, for their 2015-2016 service.

The Chair of the Audit Committee is entitled to an additional cash retainer of $15,000, while each other member of the Audit Committee receives $4,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to an additional cash retainer of $10,000, while all other committee members receive a payment of $2,000 for each committee position. Committee compensation is paid quarterly.

See “Transactions with Related Persons-Employment Agreement with Kurt Widmer” for additional information regarding Mr. Widmer’s compensation.

The following table sets forth certain information regarding the compensation earned by or awarded to each member of the Board in 2014.

Name	Fees earned or paid in cash	Stock awards(1)	Non-equity incentive plan compensation	All other compen- sation	Total
Timothy P. Boyle	$39,000	$30,000	$-	$-	$69,000
Marc J. Cramer	35,000	30,000	-	-	65,000
E. Donald Johnson, Jr.	25,000	30,000	-	-	55,000
Kevin R. Kelly	44,230	30,000	-	-	74,230
Thomas D. Larson	27,000	30,000	-	-	57,000
David R. Lord	43,000	30,000	-	-	73,000
John D. Rogers, Jr.	43,000	30,000	-	-	73,000
Kurt R. Widmer(2)	216,742	-	85,364	6,905	309,011

(1)	Represents the value of 2,804 fully-vested shares of our common stock granted on May 20, 2014. The fair value of the stock awards was determined based on the fair value of our common stock on the date of grant. See Notes 2 and 12 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information.
(2)	Fees earned or paid in cash for Mr. Widmer represent compensation earned for his services as an employee. All other compensation for Mr. Widmer represents the 401(k) employer matching contribution accrued for Mr. Widmer for 2014. See discussion in “Compensation Discussion and Analysis” for descriptions of our 401(k) and non-equity incentive plans.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Moss Adams LLP required by rules of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence and has discussed with Moss Adams LLP its independence.

Based upon the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The Audit Committee has also recommended, subject to shareholder approval, the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2015.

Respectfully Submitted:

Kevin R. Kelly (Chair)
Marc J. Cramer
David R. Lord
John D. Rogers, Jr.
Audit Committee Members

COMPENSATION DISCUSSION AND ANALYSIS

Our Board is responsible for establishing and administering our executive compensation and employee benefit programs in the context of our overall goals and objectives. This Board duty has been delegated to the Compensation Committee (referred to in this section as the “Committee”) in accordance with the Committee's Charter. The Committee reviews the executive compensation program at least annually and approves appropriate modifications to executive officer compensation, including specific amounts and types of compensation. The Committee is responsible for establishing the compensation of the CEO. The Committee also reviews and approves the compensation and incentive programs for other executive officers after reviewing the CEO's recommendations. The Committee establishes the annual compensation of the non-employee directors and oversees our equity compensation plans, including the administration of our stock-based compensation plans.

This Compensation Discussion and Analysis provides information on our executive compensation program and policies and summarizes the decision-making process supporting the compensation amounts shown in the tables that follow this section.

Executive Compensation Philosophy and Objectives
The objectives of our compensation program are to (i) provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization and (ii) provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to structure compensation packages that are competitive within the industry, while maintaining and promoting our interests, as well as the interests of our shareholders. Additionally, when appropriate, compensation is structured to maximize the tax benefits available to us and minimize compensation expense.

We believe that specific levels of executive compensation should reflect the responsibilities of each position within our company, the relative value of the position and the competition for quality, key personnel in our industry. Our executive compensation program includes four primary components:

•	Base salary. Base salary is the guaranteed element of an executive’s annual cash compensation. The level of base salary reflects the Committee’s assessment of the employee’s long-term performance, his or her skill set and the market value of that skill set.

•	Annual cash bonus opportunities. Performance-based incentive cash bonuses are intended to reward executives for achieving specific financial and operational goals both at a corporate and an individual level.

•	Long-term incentive awards. Long-term incentives are provided through grants of stock options and performance share awards intended to encourage our executives to take steps that they believe are necessary to ensure our long-term success, and to align their interests with our other shareholders.

•	Severance payments. Executive employment agreements provide for severance payments as a means of recruiting and retaining top quality executives, by assuring them of a reasonable amount of compensation in the event of termination of employment under specified circumstances.

Advice of Compensation Consultant
In December 2010, the Committee retained an outside compensation consultant, Mercer, to analyze our executive compensation program as compared to our peers. Mercer advised the Committee regarding appropriate elements of a competitive executive compensation structure, including fixed and at-risk elements, short-term and long-term incentives, cash and equity components, and benefits. Mercer also advised that our executive compensation levels were below the survey data for public companies of comparable size. The Committee therefore established a goal of raising compensation levels for our executive officers up to the median for similarly sized public companies over the ensuing two years. For 2014, the Committee maintained the overall compensation structure for executive officers previously recommended by Mercer. In October 2014, the Committee decided to retain Hay Group as its independent compensation consultant. See "Board of Directors—Committees of the Board—Compensation Committee" above for additional information regarding Hay Group.

The Committee’s decisions regarding compensation of senior executives for 2014 reflected its continued desire to emphasize incentive compensation over fixed compensation such as salaries and benefits. At our annual meeting in May 2014, shareholders approved our non-binding Say-on-Pay proposal to approve our executive compensation by a favorable vote representing 96% of the votes cast. The Committee believes that this vote represents a positive endorsement of our executive compensation practices and decisions. The shareholders’ overwhelming support of our executive compensation program contributed to the Committee’s decision not to change its general approach to our executive compensation programs and policies for 2015. The Committee will continue to consider results from the annual shareholder advisory votes, including the upcoming vote at the 2015 annual meeting, when reviewing our executive compensation programs and policies.

Components of 2014 Executive Officer Compensation
Our executive compensation program is comprised of both fixed and variable elements with both cash and equity components, including a base salary, annual cash incentive bonus opportunities, grants of stock options and performance shares, modest personal benefits, and severance arrangements.

As of January 1, 2014, Terry Michaelson retired as CEO and Andrew Thomas was promoted to CEO from his previous position as our President of Commercial Operations. Another of our executive officers also left shortly thereafter, and three individuals, two of whom became employees during 2013, were promoted as executive officers as of January 1, 2014. See "Executive Officers" below. Due to the substantial shift in our executive leadership, including the creation of new positions, the Committee's decisions regarding executive compensation levels were made largely based on the recommendations of our CEO, other than for himself.

Base Salary
Base salaries are established annually. The Committee's overall philosophy is to weight incentive compensation more heavily than fixed components such as salary. However, for 2014, in light of Mr. Thomas's recent promotion as CEO, the Committee determined to weight his cash compensation more heavily toward salary, fixing his annual base salary at $400,000. Also, consistent with Mr. Thomas's recommendations regarding executive officer compensation, the Committee fixed the annual base salaries of the other senior executives listed in the Summary Compensation Table below (the “named executive officers”) for 2014 as follows: Mark Moreland, $256,000; Kenneth Kunze, $228,000; Scott Mennen, $200,000; and John Glick, $200,000. In November 2014, the Committee reviewed data from Hay Group showing that, even taking into account the Committee's philosophy of maintaining executive salaries at about 40% of median levels for our peers, our salary levels for executives other than the CEO and CFO are below that goal. The Committee determined to bring salaries to the desired level over two years, resulting in increases of 7.5% to 15% for executive officers other than the CEO and CFO for 2015.

2014 Annual Cash Incentive Bonuses
Consistent with the Committee’s philosophy of tying a significant portion of compensation to the achievement of performance goals, the Committee established annual cash bonus opportunities, expressed as a percentage of 2014 base salary, for the named executive officers as follows: Mr. Thomas, 62.5%; Mr. Moreland, 65%; Mr. Kunze, 55%; Mr. Mennen, 50%; and Mr. Glick, 40%. The annual cash bonus opportunities were subject to the attainment of three corporate level goals. Due to the significant changes in the executive officer ranks at the beginning of 2014, at Mr. Thomas's recommendation, the Committee did not approve individual performance objectives for the named executive officers.

The corporate level goals approved by the Committee for 2014 were based 30% on attainment of earnings before interest, taxes, depreciation, and amortization ("EBITDA") of $17.0 million, 30% on attainment of total net sales of $201 million, and 40% on attainment of gross margin as a percentage of net sales (“Gross Margin Rate”) of 29.3%. EBITDA, as calculated, reflects the potential bonuses as expense. For every 1% by which achievement of a corporate goal was above or below 100%, the portion of the bonus opportunity attributable to that goal would increase or decrease by 2.5%. No bonus amount would be paid with respect to a goal as to which achievement fell below 80%.

The Committee determines the extent to which performance goals have been satisfied following the end of each fiscal year. Payment, if any, is made promptly following such determination. An executive officer is not entitled to receive a bonus unless he or she remains employed by us through the date of the Committee’s determination, unless the Committee decides otherwise.

In March 2015, the Committee determined that the EBITDA goal was met at the 75.5% level, the net sales goal was satisfied at the 98.2% level and the Gross Margin Rate goal was achieved at the 100.4% level, resulting in an overall payout on the bonus opportunity for 2014 of 92.3%. The Committee believes the 2014 bonus results compared to corporate performance demonstrates the efficacy of our annual cash incentive structure in rewarding desired results.

See "Proposal No. 4 - Approval of Performance Goals under Annual Cash Incentive Plan" for information regarding the 2015 annual cash incentive opportunities for our executive officers.

Stock Incentive Plan Awards
The Committee typically considers equity grants for our senior executives and other employees annually.

As part of its analysis provided to the Committee in January 2011, Mercer advised that the long-term equity incentive grants awarded to senior executives in prior years were significantly below market as compared to our peers. Mercer also recommended that the Committee consider shifting away from grants solely of stock options and consider awarding performance shares.

The Committee determined that the grant date fair value of equity grants to the named executive officers for 2014, expressed in terms of a percentage of base salary, should be as follows: Mr. Thomas, 100%; Mr. Moreland, 75%; Mr. Kunze, 50%; Mr. Mennen, 50%; and Mr. Glick, 50%. The Committee further determined that the equity awards, based on grant date fair value, should continue to be 30% in the form of time-vested stock options and 70% in the form of performance share awards. Consequently, a substantial portion of the equity awards are subject to attainment of performance goals as described below.

The vesting of the performance share awards granted in 2014 is subject to achieving target levels of net sales and adjusted EBITDA over an eleven-quarter performance cycle beginning April 1, 2014 and ending December 31, 2016. The target amounts were established as stretch targets derived from the budget numbers that had been developed by management and approved by the Board. Accordingly, at the time the Committee approved the equity grants in May 2014, it believed that approximately 83% of the performance shares would likely vest. Additional details of the equity awards are reflected in the tables set forth under “Executive Compensation” below.

In March 2015, the Committee also considered the attainment of performance goals established for performance share awards granted in 2012. The three-year goals were based on total revenue of $548.5 million and EBITDA of $41.1 million for the three years ended December 31, 2014. As the EBITDA goal was not attained at the 80% level, no performance shares vested with respect to that goal. The Committee determined that the revenue goal was attained at the 97.7% level, resulting in a payout of 46% of the original awards to named executive officers as follows: Mr. Thomas, 7,551 shares; Mr. Moreland, 7,381 shares; and Mr. Glick, 3,746 shares.

In November 2014, the Committee decided that future grants of stock options will vest in four equal annual installments, rather than five installments as had been true for past grants.

Severance Benefits
As part of the employment agreements with each of our named executive officers, we have entered into severance arrangements that provide for severance benefits in the event that the officer’s employment is terminated under specified circumstances as described in more detail below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control.”

Other Compensation
We make contributions to the 401(k) accounts of all participating named executive officers on the same terms as those of other participants in our 401(k) annual plan and provide health and disability insurance for the named executive officers under the same plans as for non-executive employees.

Tax Deductibility
Section 162(m) of the Internal Revenue Code places a limit on the amount that we may deduct for income tax purposes for compensation paid to our named executive officers other than our CFO. The limit is $1,000,000 per officer in a given tax year, but compensation that qualifies as “performance-based” does not count toward the $1,000,000 limit. Stock options granted under a shareholder-approved plan with an exercise price equal to fair market value on the date of grant qualify as performance-based. Until 2015, all other elements of our executive compensation program have not so qualified.

As noted above, in 2011, upon the advice of its independent compensation consultant, the Committee began an orderly program of increasing executive compensation levels to bring them in line with median levels for public companies of similar size. In 2014, the Committee recognized that the ongoing need to increase compensation levels to provide competitive pay to our executive officers likely would cause at least the CEO's compensation to exceed the Section 162(m) $1,000,000 cap in the next few years. As a result, the Committee recommended, and the Board approved, the submission of our 2014 Stock Incentive Plan for approval by the shareholders at the 2014 annual meeting. Approval of the plan resulted in the approval of performance goals for performance share awards, such that awards of performance shares made in 2015 and future years likely will qualify, at least in part, as performance-based compensation under Section 162(m).

Similarly, in March 2015, the Committee recommended, and the Board approved, a new Annual Cash Incentive Plan and directed that the performance goals under the plan be submitted for shareholder approval at the 2015 annual meeting. See “Proposal No. 4 - Approval of Performance Goals under Annual Cash Incentive Plan” for additional information. If the proposal is approved by the shareholders, the Committee intends to structure annual cash incentive bonuses awarded for services in 2016 and future years to qualify, at least in part, as performance-based compensation under Section 162(m). It is likely, however, that the Committee will approve some compensation, in addition to salaries and benefits, that will not be structured to meet the Section 162(m) requirements due to the need to assure that total compensation for our executive officers is competitive and that we are able to continue to attract and retain highly-qualified individuals to drive our efforts to provide significant value for our shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included elsewhere in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K and included in this proxy statement.

Respectfully Submitted:

David R. Lord (Chair)	Kevin R. Kelly
Timothy P. Boyle	John D. Rogers, Jr.
Marc J. Cramer
Compensation Committee Members

EXECUTIVE OFFICERS

The following individuals were our executive officers as of April 16, 2015:

Name	Age	Position	Executive Officer Since
Andrew J. Thomas	47	Chief Executive Officer	2011
Kenneth C. Kunze	56	Vice President, Chief Marketing Officer	2014
J. Scott Mennen	50	Vice President, Brewery Operations	2014
John W. Glick	51	Vice President, Supply Chain and Emerging Business	2014

Andrew J. Thomas has served as Chief Executive Officer since January 1, 2014. Prior to that, Mr. Thomas served as President of Commercial Operations beginning June 1, 2011. Previously, Mr. Thomas served as an independent marketing and strategy consultant and senior adviser to The Monitor Group, a strategy consulting firm, beginning in April 2009. Mr. Thomas was an independent consultant from October 2007 to April 2009. He served as President and Chief Executive Officer of Heineken USA, an importer of upscale beers, from 2005 to 2007, and was employed by Heineken International from January 1995 to October 2007 in a variety of positions of increasing responsibility and authority.

Kenneth C. Kunze has served as our Chief Marketing Officer since November 4, 2013, and was designated as a Vice President effective January 1, 2014. Prior to that, Mr. Kunze served as Chief Marketing Officer for Heineken USA from 1997 to 2008, Principal Consultant for Brand Value Advisors, a brand strategy company, during 2009, and Chief Marketing Officer for Sabra Dipping Co., a Middle-Eastern style food products company, from 2010 to 2013. Mr. Kunze is responsible for the marketing and management of our dynamic portfolio of brands, including Widmer Brothers Brewing, Redhook Brewing, Kona Brewing Co., Omission and Square Mile Cider Company, as well as new brand development. Additionally, he oversees our Restaurant & Retail division, which includes five distinctive restaurant and retail locations in cities across the U.S. Mr. Kunze is a seasoned marketing executive with more than 25 years of leadership experience in the consumer packaged goods, beer and beverage industries.

J. Scott Mennen has served as our Vice President, Brewery Operations since January 1, 2014, and, prior to that, served as our Vice President of Operations beginning May 9, 2013. Mr. Mennen served as Vice President of Operations for Pabst Brewing Company, a beer manufacturer, from 2012 to 2013. Prior to that, he was Global Director of Brewing and Quality for A-B, where he was responsible for brewing and quality operations worldwide, from 2009 to 2012. Mr. Mennen served as General Manager of Newark Brewery from 2008 to 2009, and was their Resident Brewmaster from 2001 to 2008. He has 25 years of extensive experience in all facets of brewery and operations management.

John W. Glick has served as our Vice President, Supply Chain and Emerging Business since January 1, 2014. Prior to that, Mr. Glick served as our Vice President of Business Development beginning July 11, 2011. Mr. Glick spent five years at A-B as Vice President of Business Development beginning in 2006, where he developed A-B’s adjacent (non-beer) beverage strategy and led import beer planning, shipping and operations. He previously held a number of positions at A-B in business and wholesaler development, where he managed A-B’s equity investments in several wholesalers and craft brewers. Earlier in his career, Mr. Glick was employed in General Motors’ Delco Products component manufacturing division. He has more than 19 years of experience working closely with beer wholesalers to optimize forecasting, inventory planning, purchasing, and production.

There are no family relationships among any of our directors or executive officers, except that Kurt Widmer, the Chairman of our Board of Directors, is the brother of Rob Widmer, who serves as our Vice President of Corporate Quality Assurance and Industry Relations, a non-executive position.

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned during the years ended December 31, 2014, 2013, and 2012 by (i) our Principal Executive Officer (“PEO”); (ii) our Principal Financial Officer (“PFO”); and (iii) our three other executive officers during 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)			Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)(3)	All Other Compen- sation ($)(4)		Total ($)
Andrew J. Thomas(5) Chief Executive Officer	2014 2013 2012	$394,750 306,404 300,000	$	- - -		$257,282 105,431 103,661	$120,006 54,539 53,807	$230,665 88,065 103,005	$	- 43,945 -	$1,002,703 598,384 560,473

Mark D. Moreland(6) Former Executive Vice President, Chief Financial Officer and Treasurer	2014 2013 2012	255,634 244,890 230,538		- - -		123,489 106,200 101,326	57,603 54,938 52,596	153,531 64,740 107,071		48,038 6,571 6,628	638,295 477,339 498,159

Kenneth C. Kunze(7) Vice President, Chief Marketing Officer	2014	228,000		60,000	(8)	73,327	34,202	115,702		83,010	594,241

J. Scott Mennen(7) Vice President, Brewing Operations	2014	199,744		70,000	(8)	64,328	30,003	92,266		51,053	507,394

John W. Glick(7) Vice President, Supply Chain and Emerging Business	2014	199,452		-		64,328	30,003	73,813		5,591	373,187

(1)	Represents the grant date fair value of performance-based stock awards under our 2010 Stock Incentive Plan, which reflects the assessment of probable achievement of performance conditions on the date of grant (83% in 2012, 2013 and 2014). The actual value to be received pursuant to these stock awards is dependent upon the degree to which company-wide performance goals are met over three-year performance cycles (2.75 years for 2014). The value of the 2014 awards at the grant date, assuming the highest level of achievement, was as follows: (i) Mr. Thomas, $350,008; (ii) Mr. Moreland, $168,001; (iii) Mr. Kunze, $99,745; (iv) Mr. Mennen, $87,515; and (v) Mr. Glick, $87,515. Additional details regarding the terms of the performance awards are set forth in the following two tables. See Notes 2 and 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 (“2014 Form 10-K”) for information on the valuation assumptions and other related information.
(2)	Represents the grant date fair value of option awards under our 2010 Stock Incentive Plan. The actual value to be received pursuant to these option awards is dependent upon the appreciation in our stock price prior to the expiration of the options. Additional details regarding the terms of the option awards are set forth in the following two tables. See Notes 2 and 12 to our audited financial statements included in our 2014 Form 10-K for information on the valuation assumptions and other related information.
(3)	The amounts shown reflect the annual cash incentive awards based on performance for the years shown and paid in the first quarter of the following year. Additional details of the awards for 2014 are set forth in the following table.
(4)	Amounts shown in this column for 2014 represent the sum of the amounts attributable to personal benefits and other items of compensation as listed in the following table:

	Mark Moreland	Kenneth Kunze	Scott Mennen	John Glick
Reimbursement of taxes (a)	$-	$34,661	$44,578	$-
Interim living expenses (b)	-	42,298	-	-
Severance compensation	39,370	-	-	-
Employer matching contributions to 401(k) Plan	8,668	6,051	6,475	5,591
Total	$48,038	$83,010	$51,053	$5,591

(a)	Represents a gross-up reimbursement for payment of applicable taxes on signing bonus amounts. See note 8 below.
(b)	Represents an interim living expense allowance for twelve months, as well as reimbursement for one round-trip airfare per month to Mr. Kunze for the purpose of personal travel.

For 2013 and 2012, the amounts shown represent 401(k) employer matching contributions paid or accrued for the benefit of the named executive officer, other than Mr. Thomas, for whom it represents a monthly living allowance of $3,995 for rented housing in Portland, Oregon for eleven months during 2013.
(5)	Effective January 1, 2014, Mr. Thomas began serving as our Chief Executive Officer and ceased to serve as our President of Commercial Operations.
(6)	Mr. Moreland ceased to serve as our Chief Financial Officer effective December 31, 2014. From January 1, 2015 to May 31, 2015, Mr. Moreland will serve as senior advisor, a non-executive position.
(7)	Messrs. Kunze, Mennen and Glick became executive officers effective January 1, 2014.
(8)	The amounts shown for Messrs. Kunze and Mennen in the Bonus column reflect a one-time signing bonus paid in two equal installments in 2014 in connection with the commencement of their employment. Mr. Mennen will be required to repay the bonus if he voluntarily terminates his employment before May 10, 2015. Mr. Kunze was paid an additional $20,000 in January 2015 as a lump sum, non-performance-based bonus, which is also subject to gross-up for payment of applicable taxes.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2014

		Estimated potential payouts under non- equity incentive plan awards				Estimated future payouts under equity incentive plan awards			All other option awards: Number of securities underlying options (#)(3)			Grant date fair value of stock and option awards ($)(5)
Name	Grant date	Threshold ($)(1)		Target ($)(1)		Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)		Exercise or base price of option awards ($/sh)(4)
Andrew J. Thomas	05/20/2014 05/20/2014 05/20/2014	$	- - 125,000	$	- - 250,000	15,633 - -	26,169 - -	32,711 - -	- 18,179 -	$	- 10.70 -	$257,282 120,006 -

Mark D. Moreland	05/20/2014 05/20/2014 05/20/2014		- - 83,200		- - 166,400	7,504 - -	12,561 - -	15,701 - -	- 8,726 -		- 10.70 -	123,489 57,603 -

Kenneth C. Kunze	05/20/2014 05/20/2014 05/20/2014		- - 62,700		- - 125,400	4,455 - -	7,458 - -	9,322 - -	- 5,181 -		- 10.70 -	73,327 34,202 -

J. Scott Mennen	05/20/2014 05/20/2014 05/20/2014		- - 50,000		- - 100,000	3,909 - -	6,543 - -	8,179 - -	- 4,545 -		- 10.70 -	64,328 30,003 -

John W. Glick	05/20/2014 05/20/2014 05/20/2014		- - 40,000		- - 80,000	3,909 - -	6,543 - -	8,179 - -	- 4,545 -		- 10.70 -	64,328 30,003 -

(1)	Represents the potential annual cash incentive bonus amounts payable based on the level of achievement of corporate and individual performance goals as described under “Compensation Discussion and Analysis” above. The target amounts are payable if the overall achievement level is 100%. The threshold amounts are payable if the overall achievement level is above 80%. No amounts are payable for achievement at 80% or below the target level. For each percentage point that achievement of the goal falls below the target level, the bonus amount attributable to that goal is reduced by 2.5%. For each percentage point that achievement of the goal is above the target level, the bonus amount attributable to that goal is increased by 2.5%. For 2014, no maximum limit on bonus amounts payable was imposed.
(2)	Represents performance share awards under the 2010 Stock Incentive Plan that will vest upon the attainment of performance goals over an eleven-quarter performance cycle ending December 31, 2016 as described under “Compensation Discussion and Analysis” above. Upon vesting, the performance shares will be settled in shares of common stock. The target amounts will be issuable if the overall achievement level is 100%. The threshold amounts (59.74% of target) will be issuable if the overall achievement level is 92.28% of the net sales target and 84.04% of the adjusted EBITDA target. No shares of common stock will be issuable if achievement is below those levels. For each percentage point that achievement of the goal falls below the target level, the amount attributable to that goal is reduced by 3.4%. For each percentage point that achievement of the goal exceeds the target level, the amount attributable to that goal is increased by 4.7%, with a maximum of 125% of the target level.

(3)	Reflects stock options granted under the 2010 Stock Incentive Plan which vest in five equal annual installments beginning one year after the date of grant and expire 10 years after the date of grant.
(4)	The exercise price is equal to the closing sale price of our common stock on the date of grant.
(5)	See Notes 2 and 12 to our audited financial statements included in our 2014 Form 10-K for information on the valuation assumptions and other related information.

Outstanding Equity Awards at Year End 2014

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2014:

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options: exercisable (#)	Number of securities underlying unexercised options: unexercisable (#)	Option exercise price ($/Sh)	Option expiration date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Andrew J.	3,129	2,086	$9.35	06/01/21	(1)	-		$-		-		$-
Thomas	4,444	6,666	7.63	05/14/22	(2)	-		-		-		-
	2,351	9,406	7.54	05/22/23	(3)	-		-		-		-
	-	18,179	10.70	05/20/24	(4)	-		-		-		-
	-	-	-	-		7,551	(5)	100,730	(8)	-		-
	-	-	-	-		-		-		13,983	(6)	186,533	(8)
	-	-	-	-		-		-		21,624	(7)	288,464	(8)

Mark D.	-	4,720	2.39	04/01/20	(10)	-		-		-		-
Moreland(9)	1,820	1,820	6.88	12/07/20	(11)	-		-		-		-
	4,956	3,304	9.28	05/25/21	(12)	-		-		-		-
	-	6,516	7.63	05/14/22	(2)	-		-		-		-
	-	9,474	7.54	05/22/23	(3)	-		-		-		-
	-	8,726	10.70	05/20/24	(4)	-		-		-		-
	-	-	-	-		7,381	(5)	98,463	(8)	-		-

Kenneth C.	1,400	5,600	15.27	11/04/23	(13)	-		-		-		-
Kunze	-	5,181	10.70	05/20/24	(4)	-		-		-		-
	-	-	-	-		-		-		6,163	(7)	82,214	(8)

J. Scott	742	2,968	7.54	05/22/23	(3)	-		-		-		-
Mennen	1,400	5,600	9.41	07/19/23	(14)	-		-		-		-
	-	4,545	10.70	05/20/24	(4)	-		-		-		-
	-	-	-	-		-		-		4,412	(6)	58,856	(8)
	-	-	-	-		-		-		5,407	(7)	72,129	(8)

John W.	822	548	8.46	07/11/21	(15)	-		-		-		-
Glick	2,204	3,306	7.63	05/14/22	(2)	-		-		-		-
	1,166	4,664	7.54	05/22/23	(3)	-		-		-		-
	-	4,545	10.70	05/20/24	(4)	-		-		-		-
	-	-	-	-		3,746	(5)	49,972	(8)	-		-
	-	-	-	-		-		-		6,933	(6)	92,486	(8)
	-	-	-	-		-		-		5,407	(7)	72,129	(8)

(1)	The unvested options vest in two equal installments on June 1, 2015 and 2016.
(2)	The unvested options vest in three equal installments on May 14, 2015, 2016 and 2017.
(3)	The unvested options vest in four equal installments on May 22, 2015, 2016, 2017 and 2018.
(4)	The unvested options vest in five equal installments on May 20, 2015, 2016, 2017, 2018 and 2019.
(5)	Vesting of this award was contingent upon meeting company-wide performance goals. The performance goals were tied to target amounts of adjusted EBITDA and net sales for the three fiscal years ended December 31, 2014. In March 2015, the Compensation Committee determined that the target amounts vested at the 45.96% level, resulting in the issuance of unrestricted shares in the numbers shown on April 1, 2015 (before netting for tax withholding, if applicable).

(6)	Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of adjusted EBITDA and net sales for the three fiscal years ending December 31, 2015. The awards earned will range from zero to 125% of the target number of performance shares and will be payable no later than April 30, 2016.
(7)	Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of adjusted EBITDA and net sales for the 2.75 fiscal years ending December 31, 2016. The awards earned will range from zero to 125% of the target number of performance shares and will be payable no later than April 30, 2017.
(8)	Based on the closing price of our common stock on December 31, 2014 of $13.34 per share.
(9)	All of Mr. Moreland’s stock options and performance shares that remain unvested as of his termination date, May 31, 2015, will be canceled effective May 31, 2015. The remaining vested stock options will expire on August 30, 2015.
(10)	The unvested options vested on April 1, 2015.
(11)	The unvested options vest on December 7, 2015.
(12)	The unvested options vest in two equal installments on May 25, 2015 and 2016.
(13)	The unvested options vest in four equal installments on November 4, 2015, 2016, 2017 and 2018.
(14)	The unvested options vest in four equal installments on July 19, 2015, 2016, 2017 and 2018.
(15)	The unvested options vest in two equal installments on July 11, 2015 and 2016.

Option Exercises and Stock Vested in Fiscal 2014

The following table provides information for stock option exercises and performance awards vesting for our named executive officers during fiscal 2014.

	Option Awards		Performance Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Andrew J. Thomas	-	$-	3,930	$60,011
Mark D. Moreland	37,818	374,842	6,232	95,163
John W. Glick	-	-	1,022	15,606

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE‑IN‑CONTROL

Other than as described below, we do not have any employment agreements or any other agreements or understandings with any of the named executive officers that provide for supplemental payments after the executive’s employment terminates.

Transition and Separation Agreement

We entered into a Transition and Separation Agreement ("Transition Agreement") on October 31, 2014, with Mark Moreland, a named executive officer, to provide for his departure following a transition period. Mr. Moreland continued to serve as our Chief Financial Officer until December 31, 2014.

Under Mr. Moreland's Transition Agreement, he has agreed to serve as a senior advisor to us until May 31, 2015. His continued employment is subject to the terms and conditions of his employment letter dated March 29, 2010 (see "Material Terms of Employment Letter Agreements" below), with supplemental terms as follows:

•	He will receive salary at the annual rate of $256,000, but will not be entitled to new equity grants or cash bonus payments for services performed after December 31, 2014.
•	Termination of employment at May 31, 2015 will be treated as other than "for cause," triggering the right to receive 6 months of continuing salary payments as severance.
•	If Mr. Moreland's employment continues through May 31, 2015 or is terminated before that date other than "for cause," he will be eligible to receive the amount payable, if any, under his performance award granted in 2013, despite his termination prior to the stated vesting date. The award will be settled in cash by March 14, 2016, in an amount equal to 74% of the value of the shares issuable under the award.

Below is a table showing the separation benefits that would have been payable to Mr. Moreland under his Transition Agreement if his employment had terminated on December 31, 2014.

Name	6 months’ salary	Continuation of health benefits(1)	Total severance benefits
Mark D. Moreland	$128,000	$-	$128,000

(1)	Mr. Moreland is not currently enrolled in our health plans so no health benefit would be payable.

Material Terms of Employment Letter Agreements

We have entered into employment letter agreements as described below:

Mr. Thomas's agreement was amended and restated in November 2013 in connection with his promotion to the CEO position effective January 1, 2014. We also entered into a separate Employee Noncompetition and Nonsolicitation Agreement (the "Noncompete Agreement") with Mr. Thomas pursuant to which Mr. Thomas is prohibited from accepting employment with a competitor of ours (as defined in the Noncompete Agreement) during the period ending on December 31, 2015. If we terminate Mr. Thomas's employment without "cause" or if Mr. Thomas terminates his employment for "good reason" (as those terms are defined in his employment letter agreement), Mr. Thomas will be entitled to severance in the form of continued regular payment of base salary for 12 months following a qualifying termination. In addition, in the event of a qualifying termination prior to January 1, 2016, Mr. Thomas will receive, on or before March 15, 2016, an additional lump sum payment equal to one-half of his annual base salary. Mr. Thomas would also be entitled to continued health benefits for a period of 18 months for a termination before January 1, 2016, or 12 months for any termination thereafter. If Mr. Thomas had been terminated on or before December 31, 2014, he would have been entitled to a total of 24 months of severance and continued health benefits.

Under the employment letter agreements with Messrs. Kunze, Mennen and Glick (and Mr. Moreland as modified by his Transition Agreement described above), each officer would be entitled to severance benefits equal to six months of base salary if we terminate his employment for any reason other than "for cause" or if he resigns for "good reason" (in each case as defined below).  Severance benefits are generally payable in accordance with the normal payroll schedule commencing the day following termination and also include health benefits comparable to those in place at termination for the duration of the severance period.

Each of our executive officers would also be required to sign a general release of all claims against us as a condition to receiving severance benefits. Rights to continued severance benefits would be forfeited upon becoming employed by or associated with a brewing or other company that we determine is in competition with us or the alcoholic beverage business of A-B. Entitlement to health benefits would cease upon acceptance of employment with another employer that provides similar benefits.

“For cause” is defined in the agreements as engaging in conduct which has substantially and adversely impaired our interests, or would be likely to do so if the officer were to remain employed by us; engaging in fraud, dishonesty or self-dealing relating to, or arising out of, employment with us; violating any criminal law relating to his employment or to us; engaging in conduct which constitutes a material violation of a significant company policy or our Code of Conduct and Ethics, including, without limitation, violation of policies relating to discrimination, harassment, use of drugs and alcohol and workplace violence; or repeatedly refusing to obey lawful directions of the Board.

“Good reason” is defined in the agreements as the occurrence of one or more of the following events without the officer’s consent: (i) a material reduction in his authority, duties, or responsibilities as defined; or (ii) a material reduction in the authority, duties, or responsibilities of the person or persons to whom the officer reports (including, for the Chief Executive Officer, a requirement that he report to one of our other officers or employees instead of reporting directly to the Board). For all executive officers other than Mr. Thomas, “good reason” also includes relocation of the officer’s workplace to a location that is more than 100 miles from Portland, Oregon. There is no comparable provision in Mr. Thomas’s agreement. The agreements include provisions for written notice and an opportunity for us to cure the issue(s).

The following table quantifies, for each executive officer named below, the estimated potential cash severance benefits and the continuation of health benefits that would be provided if the circumstances described above had occurred as of December 31, 2014.

Name	Potential cash severance benefit	Continuation of health benefits(1)	Total severance benefits
Andrew J. Thomas	$800,000	$19,948	$819,948
Kenneth C. Kunze	114,000	6,749	120,749
J. Scott Mennen	100,000	6,749	106,749
John W. Glick	100,000	3,995	103,995

(1)	Based on COBRA premium rates in effect as of January 1, 2015.

Other Benefits
Our employment letter agreements with our executive officers provide for participation in all of our employee benefit programs for which the executive officer is eligible, including our 401(k) plan. Under the 401(k) plan, the executive officer’s contributions may be made on a before-tax basis, subject to IRS limits. For 2014, we matched contributions to the 401(k) plan on a 50% basis up to 6% of eligible compensation. Our matching contributions to the plan vest ratably over five years of service by the executive officer. Eligibility for the matching contribution begins after the executive officer has been employed a minimum of three months.

TRANSACTIONS WITH RELATED PERSONS

Statement of Policy Regarding Transactions with Related Persons

We have adopted a policy of not engaging in business transactions with our officers, directors, nominees for director, beneficial owners of more than 5% of our common stock and immediate family members or affiliates of the foregoing (each a “Related Person”) except upon terms that are fair and reasonable as determined in good faith by our Audit Committee. Nevertheless, we recognize that there may be situations where such transactions with a Related Person may be in, or may not be inconsistent with, the best interests of our shareholders. Therefore, we have adopted a Statement of Policy with respect to such related person transactions that guides the review and approval or ratification of these transactions.

Under the Statement of Policy, a “related person transaction” is a transaction between us and any Related Person, other than transactions available to all employees generally and transactions involving less than $10,000 when aggregated with all similar transactions. The Audit Committee has been tasked with the review and approval of all related person transactions. The Audit Committee considers all relevant facts and circumstances available in making its determination as to a related person transaction, including (if applicable), but not limited to: the benefits to us; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity which is owned or controlled in substantial part by a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. A copy of our Statement of Policy with respect to related person transactions is available on our website at www.craftbrew.com (select – Investors – Governance – Highlights).

Certain Transactions with Related Persons

Employment Agreement with Kurt Widmer
Kurt Widmer is a founder, director, employee and significant shareholder of Craft Brew. We entered into an employment agreement effective July 1, 2010 with Mr. Widmer, under which his annual base salary for 2014 was $218,545 and, for 2015, will be $224,000, paid in accordance with our normal payroll policies. Mr. Widmer’s base salary is reviewed annually by the Compensation Committee. Mr. Widmer is entitled to participate in all of our employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Compensation Committee.

The Compensation Committee may establish annual performance goals for Mr. Widmer for each year, which, if met, would entitle Mr. Widmer to an annual cash bonus, subject to review and approval by the Compensation Committee. Mr. Widmer received a bonus of $85,364 based on achievement of his goals for 2014, which was paid in 2015.

In connection with Mr. Widmer’s employment agreement, severance benefits become payable in the event his employment is terminated by us for any reason other than “for cause” or if he tenders his resignation for “good reason.” The amount of the severance benefit would be equal to 12 months at his current rate of base salary, generally payable to Mr. Widmer in accordance with the normal payroll schedule commencing on the day following termination and extending for a period of 12 months. For a termination that is eligible for severance benefits, Mr. Widmer would also be entitled to receive the same health benefits for 12 months that he had been receiving at the time of termination.

Any remaining severance benefits payable to Mr. Widmer will terminate if he accepts employment or associates with a brewing or other company that we determine is a competitor of ours or the alcoholic beverage business of A-B as of the effective date of such employment or association. All health benefits payable under this provision would terminate if, while receiving such benefits, Mr. Widmer accepts employment with another employer that provides similar health benefits.

Assuming that Mr. Widmer was terminated effective December 31, 2014, and qualified for severance benefits, we would have owed him $218,545 of cash compensation and health benefits with a value of $9,974.

Employment Agreement with Rob Widmer
We entered into an agreement effective July 1, 2010, with Rob Widmer, an employee and the brother of Kurt Widmer, under which his employment in the position of Vice President of Corporate Quality Assurance and Industry Relations was continued. Rob Widmer received $213,746 as cash compensation for his services during 2014. Rob Widmer is entitled to participate in all of our employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Compensation Committee. Under the agreement, the terms and circumstances under which we would pay Rob Widmer severance benefits are similar to those applicable to Kurt Widmer.

Assuming that Rob Widmer was terminated effective December 31, 2014, and qualified for severance benefits, we would have owed him $207,209 of cash compensation and health benefits with a value of $9,974.

Transactions with A-B
Transactions with A-B consisted of the following (in thousands):

Year Ended December 31, 2014
Gross sales to A-B	$178,805
Margin fee paid to A-B, classified as a reduction of Sales	2,644
Handling, inventory management, royalty and other fees paid to A-B, classified in Cost of sales	393

Amounts due to or from A-B were as follows (in thousands):

December 31, 2014
Amounts due from A-B related to beer sales pursuant to the A-B Distributor Agreement	$7,846
Refundable deposits due to A-B	(2,629)
Amounts due to A-B for services rendered	(1,821)
Net amount due from A-B	$3,396

Lease Arrangements
As a result of the merger with WBBC, we assumed several lease contracts with lessors whose members include Related Persons. We lease our headquarters office and restaurant space located in Portland, Oregon from Smithson & McKay LLC, whose members include Kurt Widmer, Rob Widmer and Kristen Maier-Lenz, their sister. The lease expires in 2034, with an extension at our option for two 10-year periods. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Smithson & McKay LLC totaling $69,000 for the year ended December 31, 2014. Rental payments under the lease are adjusted each year to reflect changes in the consumer price index (“CPI”). The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period. We hold a right to purchase these facilities at the greater of $2.0 million or the appraised value of the property. The right to purchase is not valid in the final year of the lease term or in each of the final years of the renewal terms, as applicable.

We also lease our storage facilities and land located in Portland, Oregon, and certain equipment from Widmer Brothers LLC, whose members include Kurt and Rob Widmer. The leases expire in 2017 with extensions at our option for two five-year periods. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Widmer Brothers LLC totaling $56,000 for the year ended December 31, 2014. Rental payments under the leases are adjusted each year to reflect increases in the CPI. The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period.

We hold lease and sublease obligations for certain office space and the land underlying the brewery and pub location in Kona, Hawaii, with Manini Holdings, LLC, whose members include W. Cameron Healy, who beneficially owns 7.3% of our outstanding common stock, and is a nonexecutive officer. The sublease contracts expire on various dates through 2020, with an extension at our option for two five-year periods. The rent during an extension period, if applicable, will be established at fair market levels at the beginning of each period. Lease payments to the lessor totaled $499,000 for the year ended December 31, 2014. We are responsible for taxes, insurance and maintenance on the leased property.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting of Shareholders, to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Under our Amended and Restated Bylaws, there are eight positions on the Board and the following individuals have been nominated by the Board of Directors for re-election at the Annual Meeting of Shareholders: Timothy P. Boyle, Marc J. Cramer, Randall S. Jozwiakowski, Kevin R. Kelly, Thomas D. Larson, David R. Lord, John D. Rogers Jr. and Kurt R. Widmer. All of the nominees are currently directors. The accompanying proxy will be voted for these nominees, except where authority to vote is withheld. The proxies cannot be voted for more than eight nominees. Shares held through a broker will only be voted in the election of the directors if the shareholder provides specific voting instructions to the broker. Should any nominee be unable to serve, the persons named in the proxy may vote for any substitute designated by the Board. See “Who is entitled to vote?” on page 1 for an explanation of the cumulative voting provisions applicable to the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Moss Adams LLP (“Moss Adams”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2015.

At the Annual Meeting of Shareholders, the shareholders are being asked to ratify the appointment of Moss Adams as our independent registered public accounting firm for the year ending December 31, 2015. Representatives of Moss Adams will be present at the Annual Meeting of Shareholders and they will have an opportunity to make statements and will be available to respond to appropriate questions from shareholders.

If the votes in favor of the proposal do not exceed the votes against the proposal, the Audit Committee will reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Moss Adams for professional services rendered with respect to the years ended December 31, 2014 and 2013. All of these services were approved by the Audit Committee:

	2014	2013
Audit Fees(1)	$296,000	$296,000
Audit Related Fees(2)	2,474	4,589
Tax Fees	-	-
All Other Fees(3)	3,863	-
	$302,337	$300,589

(1)	Audit fees generally include the audit of our annual financial statements, the review and certification of our compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the financial statements included in our Quarterly Reports on Form 10-Q and review of our periodic reports filed with the SEC.
(2)	Audit related fees relate to incidental costs incurred during the audit and reviews.
(3)	All other fees relate to a consent to the incorporation by reference in our Registration Statement on Form S-8, filed on July 3, 2014, of Moss Adams’ reports dated March 6, 2014, relating to the financial statements and effectiveness of internal controls over financial reporting which appear in our Annual Report on Form 10-K for the year ended December 31, 2013.

Auditor Independence

In 2014, there were no other professional services provided by Moss Adams that would have required the Audit Committee to consider their compatibility with maintaining the independence of Moss Adams.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm. The Audit Committee has established the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•	Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•	Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Before engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE APPOINTMENT OF MOSS ADAMS LLP.

PROPOSAL NO. 3 — NON-BINDING ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

Under regulations adopted by the SEC, shareholders must be given the opportunity to provide an advisory vote regarding the compensation of our named executive officers. This advisory vote, while not binding on the Board or Compensation Committee, provides a means by which shareholders may confirm and approve the overall compensation package of the named executive officers. The vote is a vote to approve or disapprove the overall compensation package of the named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the named executive officer compensation package in the future. We conduct this advisory say-on-pay vote at each annual meeting of shareholders.

Our executive compensation programs are designed to align the interests of our executive management team with those of our shareholders, provide competitive compensation to attract and retain experienced executive talent, and reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both short-term and long-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section and related executive compensation tables, which outline the total compensation package and our compensation practices relative to our performance. We believe the compensation program for our named executive officers is appropriate for the following reasons:

•	our executive compensation program is weighted more toward incentive compensation than fixed elements such as salary; and
•	a significant portion of executive compensation is in the form of equity grants, with 70% in performance shares with a three-year performance cycle, and 30% in stock options with vesting over four years, in each case based on grant date value, thus aligning the interests of our senior management with the long-term interests of our shareholders.

Accordingly, we are asking shareholders to approve the following non-binding advisory resolution:

“Resolved that, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative discussion included in the Proxy Statement for our 2015 Annual Meeting of Shareholders is approved.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

PROPOSAL NO. 4 — APPROVAL OF PERFORMANCE GOALS UNDER ANNUAL CASH INCENTIVE PLAN

Background

As discussed under "Compensation Discussion and Analysis" above, our Compensation Committee (the "Committee") believes that performance-based incentive compensation is an essential part of the our executive compensation program. Therefore, the executive officers and other senior executives are eligible for annual cash incentive bonus opportunities subject to attainment of corporate and individual performance goals. The annual incentive bonus amounts and performance goals are set by the Committee each year and are expressed as a percentage of the executive’s annual base salary. See "Compensation Discussion and Analysis--2014 Annual Cash Incentive Bonuses" above.

Accordingly, on March 13, 2015, the Committee recommended, and the Board approved, a new Annual Cash Incentive Plan (the "Plan"). Under the Plan, key senior executives designated by the Committee, including our executive officers, may be awarded annual targeted cash incentive opportunities subject to attainment of objective corporate and individual performance targets approved by the Committee in its discretion. The Board is seeking shareholder approval of the performance goals for awards to executive officers under the Plan.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), performance-based compensation that meets specified criteria and is approved by shareholders is not subject to the $1,000,000 limit per executive officer on deductibility applicable to certain other types of compensation. The Board has determined that it is in the best interests of the Company that awards paid under the Plan qualify as performance-based compensation under Section 162(m). To qualify, cash awards must be conditioned on performance goals that have been approved by shareholders. The Board has therefore decided to submit the performance goals under the Plan to shareholder approval with respect to cash incentive awards to our executive officers. As of April 20, 2015, we have four executive officers subject to the $1,000,000 limitation of Section 162(m).

Description of Performance Goals

The following description of the performance goals is qualified in its entirety by reference to the Plan, which is attached as Exhibit A to this proxy statement.

Beginning with the 2016 calendar year, annual targeted cash incentive opportunities for each executive officer and other key executives designated by the Committee will be established by the Committee and expressed as a dollar amount or percentage of the executive’s annual base salary rate. The total amount paid to an individual participant under the Plan in a single year may not exceed 125% of the target award, or $800,000, whichever is less. Performance goals for awards may relate to (1) corporate performance and (2) individual performance. The percentages of the total bonus opportunity assigned to corporate and individual goals are also set by the Committee annually. Each goal will be weighted with a weighting percentage so that the total weighting percentages for all goals used to determine a participant's award equals 100%. Each goal will also specify the achievement percentages (ranging from 0% to 125%) to be used in computing the payment of an award based upon the extent to which the particular goal is achieved. Achievement percentages for a particular goal may be based on "all or nothing" measures, levels of performance, such as threshold, target and maximum, or a sliding scale of numerical measures.

The annual incentive performance goals related to corporate performance will be based on objectively measureable financial metrics related to earnings, profitability, efficiency or return to shareholders and may include earnings, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, operating profit, cash flow, revenue growth, return on equity, return on assets, return on invested capital, gross margin dollars or rate, or other measures whether expressed as absolute amounts, ratios, or percentages of other amounts. Success may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or industry groups.

The Committee may also establish individual objective performance goals for key executives designated by the Committee. The individual performance objectives may include, without limitation, goals related to implementing management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems.

The Committee will determine the extent to which annual corporate and, if applicable, individual performance goals established under the Plan for a given calendar year have been satisfied as soon as possible after year-end. Award amounts, if any, will be paid promptly in a lump sum in cash following the Committee's determination. An executive generally must remain employed through the date of the Committee's determination to be eligible to receive payment of a cash incentive award. Under certain circumstances, the Committee may choose not to impose that requirement if termination results from death or disability.

Clawback

In the event that there is a subsequent change in our audited financial statements that affects whether goals were satisfied, participants will be required to repay any amount that was paid based solely on the satisfaction of a bonus target that was not, after such change, satisfied. Awards will also be subject to recoupment in accordance with any policies that we are required to adopt by applicable law or securities exchange listing standards.

Plan Amendments

The Committee has the power to terminate or amend the Plan at any time. Any change in the performance goals described above as they relate to awards to our executive officers would require shareholder approval under Section 162(m) of the Internal Revenue Code. Section 162(m) requires that the performance goals be subject to shareholder approval every five years in any event.

Current Annual Cash Incentive Opportunities

As discussed under "Compensation Discussion and Analysis--2014 Annual Cash Incentive Bonuses" above, we have maintained an annual cash incentive program for senior executives for a number of years, although bonuses paid under the program did not qualify as performance-based compensation under Section 162(m). Under the existing program, 2015 bonus targets established for each of our executive officers are as follows:

Name	Position	2015 Target Dollar Amount or Percentage of Base Salary
Andrew Thomas	CEO	$350,000
	CFO	65%
Ken Kunze	CMO	55%
Scott Mennen	VP, Brewing Ops	50%
John Glick	VP, Supply Chain	40%

For 2015, the corporate component represents 80% of the total bonus opportunity and is based 50% on achievement of specified target levels of EBITDA and 50% on absolute gross profit dollars. Individual performance objectives, such as managing costs of various aspects of our business or generating target sales volume, govern 20% of the target bonus opportunity.

Shareholder Approval

In order for the performance goals to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, the Board is asking shareholders to approve the terms of the performance goals as outlined above. The performance goals will be used by the Committee as a basis for specific cash incentive award opportunities for executive officers and other key employees. In the event shareholders do not approve the terms of the performance goals, no awards will be made to executive officers under the Plan and the Committee will, in its discretion, consider other methods of providing appropriate compensation to executive officers.

We believe that performance-based incentive compensation is a necessary and proper part of executive compensation. Approval of the terms of the performance goals will require the affirmative vote of a majority of the total votes cast on this item. Shares that are not represented at the meeting, shares that abstain from voting on this item, and broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE PERFORMANCE GOALS UNDER OUR ANNUAL CASH INCENTIVE PLAN.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement prepared in connection with our 2016 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of Craft Brew Alliance, Inc. at our principal executive offices, no later than December 18, 2015.

Proposals of shareholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2016 Annual Meeting of Shareholders, or that concern one or more nominations for election as Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Amended and Restated Bylaws. Notice must be received by the Secretary of Craft Brew Alliance, Inc. by December 18, 2015. A copy of the pertinent provisions of the Bylaws is available upon request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227.

SOLICITATION OF PROXIES

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2014 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of our 2014 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, is being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy may obtain one without charge by mailing a request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. The 2014 Annual Report is also available at the web address shown on the Notice of Annual Meeting of Shareholders.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CRAFT BREW ALLIANCE, INC.

/s/ Kurt R. Widmer
Kurt R. Widmer
Chairman of the Board

April 16, 2015
Portland, Oregon

Exhibit A

CRAFT BREW ALLIANCE, INC.
ANNUAL CASH INCENTIVE PLAN

THIS ANNUAL CASH INCENTIVE PLAN (the “Plan”) was adopted by Craft Brew Alliance, Inc., a Washington corporation (“Corporation”), effective ___________, 2015.  Capitalized terms that are not otherwise defined herein have the meanings set forth in Section 6.

SECTION 1.
PURPOSE

The purpose of the Plan is to attract and retain capable executives, to motivate selected key employees of the Corporation to attain and maintain high standards of performance, and to encourage executives to achieve specific business goals established by the Corporation.

SECTION 2.
ELIGIBILITY

Any key executive of the Corporation who is designated by the Committee as being eligible to participate in the Plan will be eligible to participate in the Plan.

SECTION 3.
INCENTIVE AWARDS

3.1               Target Award. Each Award opportunity will specify a targeted incentive opportunity (the “Target Award”) expressed either as a dollar amount or as a percentage of a Participant's regular annualized base salary.

3.2               Incentive Awards. The amount paid for each Award will be equal to the product of the Total Success Percentage for the Participant for the Plan Year multiplied by the Participant’s Target Award for the Plan Year. However, in no event may an individual Participant's total payment received with respect to Awards for a single Plan Year exceed the lesser of (i) 125 percent of the Participant's Target Award, or (ii) $800,000.

3.3               Performance Goals.  Unless otherwise permitted under Code Section 162(m), the Committee shall establish one or more Goals applicable to each Award intended to be performance-based in writing no later than the earlier of (a) the date 90 days after the commencement of the applicable Plan Year or (b) the date on which 25 percent of the Plan Year has elapsed, and, in any event, at a time when the outcome of the Goal(s) remains substantially uncertain. Goals will be objective and will otherwise meet the requirements of Code Section 162(m) and the regulations thereunder. The Goals that will be used to measure a Participant's Award will consist of one or more of the following:

(a)            Corporate Goals measuring financial performance related to the Corporation as a whole. Corporate Goals may include one or more measures related to earnings, profitability, efficiency or return to shareholders and may include earnings, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, operating profit, cash flow, revenue growth, return on equity, return on assets, return on invested capital, gross margin dollars or rate, or other measures whether expressed as absolute amounts, ratios, or percentages of other amounts. Success may be measured against various standards including budget targets, improvement over prior years, and performance relative to other companies or industry groups.

(b)            Individual Goals measuring success in developing and implementing particular tasks assigned to an individual Participant. Individual Goals will vary depending upon the responsibilities of individual Participants and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems.

3.4               Weighting of Goals.  Each Goal will be weighted with a Weighting Percentage so that the total Weighting Percentages for all Goals used to determine a Participant's Award is 100 percent.

3.5              Achievement Percentage.  Each Goal will also specify the Achievement Percentages (ranging from 0 to 125 percent) to be used in computing the payment of an Award based upon the extent to which the particular Goal is achieved. Achievement Percentages for a particular Goal may be based on:

(a)            An “all or nothing” measure that provides for a specified Achievement Percentage if the Goal is met, and a zero Achievement Percentage if the Goal is not met;

(b)            Several levels of performance or achievement (such as a threshold level, a target level, and a maximum level) that each correspond to a specified Achievement Percentage; or

(c)            Continuous or numerical measures that define a sliding scale of Achievement Percentages.

3.6               Computation of Awards.  As soon as possible after the completion of each Plan Year, a computation will be made for each Participant of:

(a)            The extent to which Goals were achieved and the corresponding Achievement Percentages for each Goal:

(b)            A Weighted Achievement Percentage for each Goal equal to the product of the Achievement Percentage and the Weighting Percentage for that Goal;

(c)            The Total Success Percentage equal to the sum of all the Weighted Achievement Percentages for all the Participant’s Goals; and

(d)            An Award amount equal to the product of the Total Success Percentage and the Participant's Target Award.

3.7               Right to Receive Award. A Participant must continue Employment with Corporation through the date an Award is paid (the “Payment Date”) in order to be entitled to receive the Award. Awards may be subject to such additional requirements regarding length of employment as may be specifically approved by the Committee. If a Participant terminates Employment with Corporation before the Payment Date for a reason other than death or Disability, the Participant will not be entitled to any Award for the Plan Year. If a Participant terminates Employment with Corporation before the Payment Date due to death or Disability, the Participant or the Participant’s beneficiary or estate may be entitled to receive a prorated Award, as finally determined under the Plan.

3.8               Payment of Awards. Each Participant's Award will be paid in cash in a lump sum within 30 days after the amount of the Award has been determined, and in no case later than the 15th day of the third month following the end of the calendar year in which the Award is no longer subject to substantial risk of forfeiture as that term is defined in Treasury Regulation Section 1.409A-1(d). Payment of any Award may be made subject to such additional restrictions or limitations, in addition to those related to the attainment of performance goals, as may be expressly provided for by the Committee and made applicable to such Award.

SECTION 4.
ADMINISTRATION

For each Plan Year, the Committee will approve the Target Awards for all Participants and will approve Corporate Goals and Achievement Percentages or the formula for calculating Achievement Percentages for the Corporate Goals. After the end of each Plan Year and before payment of any Award, the Committee will certify in writing that applicable Goals and any of the material terms thereof were, in fact, satisfied. In addition, the Committee will have exclusive authority to establish Goals, Weighting Percentages, and Achievement Percentages, to certify achievement, and to take all other actions with respect to Awards for Corporation’s Chief Executive Officer and any other Participants that the Committee determines may be subject to Section 162(m) of the Code. This Plan is intended to be exempt from the requirements of Section 409A of the Code by reason of all payments under this Plan being “short-term deferrals” within the meaning of Treasury Regulation Section 1.409A-1(b)(4), and all provisions of this Plan shall be interpreted in a manner consistent with preserving this exemption.

SECTION 5.
MISCELLANEOUS

5.1               Nonassignability of Benefits. A Participant’s benefits under the Plan cannot be sold, transferred, anticipated, assigned, pledged, hypothecated, seized by legal process, subjected to claims of creditors in any way, or otherwise disposed of.

5.2               No Right of Continued Employment. Nothing in the Plan will confer upon any Participant the right to continued Employment with Corporation or interfere in any way with the right of Corporation to terminate the person's Employment at any time.

5.3               Withholding. The Corporation may withhold from any payment under the Plan any amount required to satisfy applicable tax and other legally or contractually required withholdings.

5.4               Clawback. In the event that there is a subsequent change in the Corporation’s audited financial statements that affects whether Goals were satisfied, Participants will be required to repay to the Corporation any amount that was paid based solely on the satisfaction (or degree of satisfaction) of a Goal that was not, after such change, satisfied. In addition, all Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Corporation is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Corporation's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including the Sarbanes-Oxley Act of 2002. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with Corporation or an affiliate.

5.5               Governing Law.  Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder will be governed by and construed in accordance with the laws of the state of Washington, without regard to principles of conflict of laws.

5.6               Amendments and Termination.  The Committee has the power to terminate or amend this Plan at any time and in any manner that it may deem advisable, provided that any amendment will be subject to shareholder approval if required by law (including, without limitation, Code Section 162(m)) or the rules of any national securities exchange or association on which the Corporation's securities are listed.

SECTION 6.
DEFINITIONS

For purposes of this Plan, the following terms have the meanings set forth in this
Section 6:

“Achievement Percentage” means a percentage (from 0 to 125 percent) corresponding to a specified level of achievement or performance of a particular Goal.

“Award” means an incentive award under the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board; provided, however, that for purposes of establishing and administering Goals under the Plan, and granting Awards intending to qualify as a performance-based award under Code Section 162(m), “Committee” means a duly constituted committee consisting of a sufficient number of “outside directors” within the meaning of Section 162(m) of the Code so as to qualify the Committee for purposes of Section 162(m)(4)(C) of the Code.

“Corporation"” means Craft Brew Alliance, Inc., a Washington corporation.

“Disability” means the condition of being permanently unable to perform Participant's duties for Corporation by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of at least 12 months.

“Employee and Employment” both refer to service by Participant as a full-time or part-time employee of Corporation, and include periods of illness or other leaves of absence authorized by Corporation.

“Goal” means one of the elements of performance used to determine Awards under the Plan as described in Section 3.3.

“Participant” means an eligible employee selected to participate in the Plan for all or a portion of a Plan Year.

“Plan Year” means a calendar year.

“Target Award” means the targeted incentive award for a Participant for a Plan Year as provided in Section 3.1.

“Total Success Percentage” means the sum of the Weighted Achievement Percentages for all of the Goals for a Participant.

“Weighted Achievement Percentage” means the product of the Achievement Percentage and the Weighting Percentage for a Goal as provided in Section 3.6.

“Weighting Percentage” means a percentage (from 0 to 100 percent) applied to weight a Goal as provided in Section 3.4

CRAFT BREW ALLIANCE IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 19, 2015. Vote by Internet • Go to www.investorvote.com/BREW• Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒ Annual Meeting Proxy Card 1234 5678 9012 345 ▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼ A. Proposals — The Board of Directors recommends a vote FOR all the nominees named below and FOR the following Proposals. 1. ELECTION OF DIRECTORS  Nominees:  FOR ALL   WITHHOLD authority to vote for all nominees named below WITHHOLD authority to vote for nominees indicated below 01 - Timothy P. Boyle _________________ 02 - Marc J. Cramer _________________ 03 - Randall S. Jozwiakowski _________________  04 - Kevin R. Kelly _________________ 05 - Thomas D. Larson _________________ 06 - David R. Lord _________________ 07 - John D. Rogers, Jr. _________________ 08 - Kurt R. Widmer _________________ To WITHHOLD AUTHORITY for any individual nominee, strike a line through the nominee’s name in the list above. If you wish to cumulate your votes for any individual nominee(s), write your instruction as to the number of votes cast for each in the space provided next to each nominee’s name above. The total votes cast must not exceed eight times the number of shares that you own. If you wish to cumulate your votes, you must mail your proxy card, rather than voting by telephone or the Internet. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. For  Against Abstain 3. ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION. For  Against Abstain 4. APPROVAL OF THE ANNUAL CASH INCENTIVE PLAN. B. Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. Authorized Signatures — This section must be completed for your vote to be counted. — C Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as officer, partner, attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2014 Annual Report to Shareholders are available at: http://phx.corporate-ir.net/phoenix.zhtml?c=95666&p=irol-proxy q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q  CRAFT BREW ALLIANCE Proxy — CRAFT BREW ALLIANCE, INC. This Proxy is Solicited on Behalf of the Board of Directors The undersigned, having received the Notice of Annual Meeting of Shareholders of Craft Brew Alliance, Inc. (“CBAI”), and the related proxy statement dated April 16, 2015, hereby appoints Andrew J. Thomas and Kurt R. Widmer, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to vote all shares of common stock of CBAI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of CBAI to be held on May 20, 2015, at 1:00 p.m., local time, at CBAI’s Portland, Oregon Widmer Brothers Banquet Room at 947 North Russell Street, Portland, OR 97227, and at any and all postponements, continuations and adjournments thereof, such proxies being instructed to vote upon and in respect of the following matters and in accordance with the following instructions, and to vote in their discretion on any other matters presented at the meeting or any postponements, continuations or adjournments thereof. The Board of Directors recommends a vote FOR all of the nominees and FOR the Proposals listed on the reverse side. If specific instructions are indicated on the reverse, this proxy, when properly executed, will be voted in accordance with those instructions. If specific instructions are not indicated on the reverse, this proxy will be voted: • FOR the election as directors of all nominees named on the reverse side. • FOR the ratification of the appointment of Moss Adams LLP as CBAI’s independent registered public accounting firm for the fiscal year ending December 31, 2015. • FOR the advisory resolution approving named executive officer compensation. • FOR the approval of the Annual Cash Incentive Plan. Please vote by internet or telephone or date, sign and mail your proxy card in the envelope provided as soon as possible. (Continued and to be marked, dated and signed, on the other side)